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Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

        May 10, 2002

Zamba Corporation
3033 Excelsior Blvd.
Suite 200
Minneapolis, MN 55416

        Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Zamba Corporation, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 (as amended, the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale of up to 2,352,942 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), and 1,246,471 shares of Common Stock initially issuable upon the exercise of warrants (the "Warrant Shares"). The Shares and the Warrant Shares will be sold from time to time by the Selling Stockholders named in the Registration Statement.

        We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

        In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

        Based on the foregoing, we are of the opinion that the Shares and the Warrant Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized by all requisite corporate action, and that the Shares are validly issued, fully paid and nonassessable, and that the Warrant Shares, upon issuance, delivery and payment therefor in accordance with the terms of the warrants, will be validly issued, fully paid and nonassessable.

        Our opinions expressed above are limited to the laws of the State of Minnesota, the Delaware General Corporation Law and the federal laws of the United States of America. This opinion supercedes any opinions previously delivered by this firm in connection with the Registration Statement.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Very truly yours,
/s/ Dorsey & Whitney LLP
Dorsey & Whitney LLP

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  Exhibit 5.1